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                                                                EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

                THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by HYCOR BIOMEDICAL INC., a Delaware corporation ("Company"), and RICHARD D. HAMILL ("Hamill").

               WHEREAS, the Company desires to employ Hamill in an executive capacity, Hamill desires to accept such employment, and the parties desire to memorialize the terms and conditions of their employment relationship,

               NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follows:

                  1. Employment: Hamill shall be employed as the President and Chief Executive Officer of the Company, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by the Board of Directors from time to time, including service on behalf of the Company's subsidiary and affiliated companies and as a member of the Board of Directors.

                  2. Term. This Agreement and Hamill's employment shall be for a term of three (3) years commencing on June 20, 1997 and expiring on June 19, 2000, but shall be automatically renewed for successive one-year periods thereafter unless either party gives written notice to the other party of nonrenewal at least six (6) months in advance of the expiration date.

                  3. Compensation: In consideration for all services to be performed under this Agreement, Hamill shall receive the following compensation:

                           A. Salary: Hamill shall be paid base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year. Annually, the Board of Directors shall review Hamill's performance with a view toward increasing his salary.

                           B. Bonus: Hamill shall be entitled to participate in the Company's Annual Executive Incentive Plan and the Long Term Executive Incentive Plan, subject to all of the terms and conditions set forth in said plans, as amended from time to time, as long as such plans remain in effect, and to participate in any successor or similar incentive plan available to management personnel of comparable status with the Company or its affiliates. Nothing herein or in said plans shall constitute a guarantee of Hamill's employment by the Company, or a limitation on the Company's rights under this Agreement, or limitation on the Company's rights to amend or terminate any plan.

                           C. Employee Benefit Plans: Hamill shall be entitled to participate in all employee benefit plans, including group medical, dental, visual, and life insurance, pension, profit sharing, group and individual disability income, stock option, vacation, and other benefit plans, on terms commensurate with the benefits awarded management personnel of comparable status with the Company or any affiliate of the Company, but subject, on any termination, to Section 4.E below.


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                           D. Expense Reimbursement: The Company shall reimburse
        Hamill for all reasonable expenses that he necessarily incurs in connection with his employment and for which he presents adequate documentation in accordance with Company policies in effect from time to time.

                           E. Life Insurance: In addition to any other insurance benefit, the Company shall maintain a term life insurance policy on Hamill's life in the amount of $700,000, with Hamill having the right to designate the beneficiary of such insurance.

                           F. Disability Supplement: In the event Hamill is disabled from performing his assigned duties for any period in excess of thirty (30) days, then in addition to all disability benefits provided by any other insurance policy or plan and without diminishing the amount of such benefits, the Company shall pay Hamill for up to twelve (12) months during the period in which he is disabled an additional amount equal to the difference between his base salary and other disability benefits Hamill is eligible to receive.

                           G. Automobile: The Company shall provide Hamill with a new full-sized automobile, together with all related maintenance and operating expenses, such automobile to be replaced with a new like-kind automobile every two years.

                  4. Termination: This Agreement and Hamill's employment are subject to immediate termination at any time as follows:

                           A. Death: This Agreement shall terminate immediately upon Hamill's death, in which event the Company's only obligations shall be (i) to pay all compensation owing for services rendered by Hamill prior to the date of his death; (ii) to continue paying Hamill's base salary to his estate for a period of thirty (30) days after his death; and (iii) to make periodic recoverable advances to Hamill's estate equivalent to Hamill's base salary for ninety (90) days after said thirty (30) day period has lapsed, or until the proceeds from the life insurance policy on Hamill's life referred to in this Agreement become available, whichever occurs first, with such advances to be repaid when said insurance proceeds become available.

                           B. Disability: In the event that Hamill is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of one hundred eighty (180) days, the Company may place Hamill on an unpaid leave of absence for a period not to exceed six (6) months, in which case the Company's only obligation shall be (i) to continue Hamill's group medical and life insurance for the duration of the leave; (ii) to pay the bonus, if any, that Hamill would be entitled to under the terms of the bonus plans referred to in
        Section 3B of this Agreement; (iii) to allow Hamill to continue receiving benefits under the disability insurance and other employee benefit plans in effect at the time of his disability in accordance with the terms and conditions of such plans; and (iv) to pay a disability supplement in accordance with Section 3F of this Agreement. The granting of a leave of absence does not guarantee that Hamill will be returned to employment, and the


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        Company reserves the right to replace Hamill or to take other action in his absence due to business necessity. If Hamill is certified to return to work before his leave of absence expires, and desires to do so, the following provisions shall apply: (i) the Company will attempt to return Hamill to his same or similar position, provided this does not result in undue hardship to the Company; and (ii) if the Company is unable to reinstate Hamill because his position has been filled, then as a special severance benefit, the Company shall pay a lump-sum severance payment equal to twenty (20) months of Hamill's base salary as in effect immediately prior to the commencement of Hamill's leave of absence. If Hamill is not certified to return to work before his leave of absence expires, or does not desire to return, his employment and this Agreement shall terminate upon the expiration of his leave of absence.

                           C. Termination For Cause: The Company may terminate this Agreement for cause immediately upon written notice to Hamill in the event Hamill (i) engages in any material misconduct, willful breach, or habitual neglect of his duties as an officer or director of the Company, or (ii) is finally convicted of a felony. In either event, the Company's sole obligation to Hamill in lieu of all claims for compensation or damages shall be to pay all compensation owing for services rendered by Hamill prior to the date of termination under this subsection.

                           D. Termination Without Cause: The Company in its sole discretion may terminate this Agreement without cause or prior warning immediately upon written notice to Hamill. For purposes of this Section 4D, any failure to renew this Agreement and any resignation following a substantial reduction in Hamill's salary, duties or responsibilities shall constitute an involuntary termination without cause for the convenience of the Company. In the event of a termination under this
        Section 4D the Company shall pay all compensation owing for services rendered by Hamill prior to the date of termination, shall pay a lump-sum severance benefit equal to twenty (20) months of Hamill's base salary at the time of termination, and shall continue to provide Hamill at Company expense all medical, disability and insurance benefits available to him at the time of termination for a period of twenty (20) months after the termination or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law. As an additional severance payment, if the Company has in effect at the time of any termination without cause under this Section 4D any bonus or incentive plan which provides for awards in cash and is based on the Company's revenues or results of operations for a fiscal year or other period, Hamill shall be entitled to an amount equal to a pro rata award based on the portion of the fiscal year or other period for which he was employed. Such severance shall be payable at the same time, and computed on the same terms, as awards under the plan in question, except for periods of service. In addition, any termination under this Section 4D shall constitute a termination for the convenience of the Company and shall extend the post-termination exercise period for all stock options granted to Hamill under the Company's stock option and other benefit plans so that such options will be exercisable for the longer of three months following the date of termination or any longer period provided in such plan. Such payments and benefits shall not entitle Hamill to any other benefits or compensation program available to Company employees.


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                       E. Termination Following Change In Control: If either the
        Company elects to terminate Hamill without cause pursuant to Section
        4(D) within ninety (90) days before or twenty four (24) months after a change in control or Hamill elects to resign with good reason within twenty four (24) months after a change in control of the Company, then as a severance benefit and in lieu of all compensation or damages the Company shall (i) pay Hamill a lump sum equal to 299% of the average of the annual base salary plus bonuses paid to Hamill during each of the three years prior to the time of such termination or resignation, (ii) continue to provide Hamill at Company expense all medical, disability and insurance benefits available to him at the time of such termination or resignation for a period of twenty four (24) months after such termination or resignation, or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law,
        (iii) accelerate the vesting of all unvested stock options granted to Hamill under the Company's stock option or other benefit plans so that all such stock options will vest and be fully exercisable on the date of such termination or resignation, and (iv) extend the post-termination exercise period for all stock options granted to Hamill under the Company's stock option and other benefit plans so that all such stock options will be exercisable for the longer of three months after the date of such termination or resignation or any longer post-termination exercise period provided in such plan.

                       For purposes of this subsection, the term "change in control" shall mean any change in control that the Company would be required to report in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, a change in control shall also be deemed to have occurred if (i) any "person" as defined in Section 13(d) and 14(d) of the Exchange Act is or becomes, directly or indirectly, the "beneficial owner" as defined in Rule 13 (d-3) under the Exchange Act of securities of the Company which represent 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of said two year period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board unless the election or nomination of each new director was approved by a vote of at least two-thirds of the directors who were in office at the beginning of said two year period.

                       For purposes of this subsection, Hamill shall be deemed to have resigned "with good reason" if he does so following a change in control as a result of the Company having done any or all of the following without Hamill's express written consent: (i) assigned Hamill different duties or made changes in his reporting responsibilities, title, or office that are substantially inconsistent with Hamill's duties, responsibilities, titles, or offices immediately prior to the change in control; (ii) reduced Hamill's base salary from that in effect at the time of the change in control; (iii) failed to continue any bonus plan in substantially the same form as it existed prior to the change in control; (iv) required Hamill to be based more than fifty (50) miles from his present office location, except for required travel consistent with Hamill's present business travel obligations; (v) failed to continue any plan or program for compensation, employee benefits, stock purchase or ownership, life insurance, group medical, disability, or vacation in substantially the same form as immediately prior to the


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        change in control, or otherwise made any material reduction in Hamill's fringe benefits, or (vi) failed to obtain the assumption of this Agreement by any successor to the Company.

                           Hamill shall not be entitled to the benefits of this
        Section 4(E) if this Agreement and his employment are terminated pursuant to Section 4(A), (B) or (C). If Hamill institutes legal proceedings to enforce any provision of this Section 4E or any other provision of this Agreement providing rights or benefits after a change of control, he shall be entitled to recover from the Company all costs, fees and expenses of such proceeding if he is the prevailing party.

                           F. Company's Obligations Under This Agreement
        Exclusive: The benefits set forth in subsections A through E above (which benefits, in the event of termination pursuant to subsections A, C, D or E, include payment for services rendered prior to termination as provided in such subsection), as applicable, constitute the sole obligations of the Company to Hamill upon a termination and are in lieu of any damages or other compensation that Hamill may claim under other Company policies in connection with this Agreement. The benefits on termination in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. Hamill expressly acknowledges that certain Company benefit or incentive plans provide for vesting in, or award of, benefits based on employment on or through particular dates and that nothing in this Agreement entitles him to partial vesting or partial awards under such plans. Any payments under Section 4D relating to any incentive or bonus plan are expressly acknowledged to be benefits under this Agreement and not an interpretation or modification of any such plan.

                           G. Resignation As Officer and Director: In the event of any termination pursuant to this Section 4, Hamill shall be deemed to have resigned as an officer and director of the Company if he was serving in such capacity at the time of termination.

                  5. Confidentiality: Hamill acknowledges and agrees that he has been and will continue to be entrusted with trade and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint venturers, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

                           A. During the entire term of his employment with the Company and for two years thereafter, Hamill shall not disclose or exploit any Confidential Information except for the sole benefit of the Company or with its express written consent.

                           B. During the entire term of his employment by the Company and for one year thereafter, Hamill shall not directly or indirectly solicit



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        any actual or potential customer of the Company or its subsidiary and affiliated companies for any business that competes directly or indirectly with the Company, except for the sole benefit of the Company or with its express written consent.

                           C. During the entire term of his employment by the Company and for one year thereafter, Hamill shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.

                           D. In the event any provision in this Section 5 is more restrictive than allowed by the law of any jurisdiction in which the Company seeks enforcement, such provision shall be deemed amended and shall then be fully enforceable to the extent permitted by such law.

                           E. Hamill acknowledges and agrees that any violation of this Section 5 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of damage caused to the Company. Hamill therefore agrees that the Company's remedies at law are inadequate, and hereby consents to issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any remedies the Company may have at law or in equity.

                  6. Inventions: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Hamill during or as the result of his employment with the Company shall constitute the sole and exclusive property of the Company. Hamill shall disclose all such matters to the Company, assign all right, title and interest he may have in them, and cooperate with the Company in obtaining and perfecting any patent, copyright, trademark, or other legal protection. This Section 6 shall not apply to any invention which qualifies fully under California Labor Code
Section 2870, a true copy of which is attached to this Agreement as Exhibit A.

                  7. Conflict Of Interest: During the term of this Agreement, Hamill shall devote his time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the Board of Directors.

                  8. Employee Benefit Plans: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement shall impair the Company's right to amend, modify, replace and terminate any and all such plans in its sole discretion as provided by law, or to terminate this Agreement in accordance with its terms. This Agreement is for the sole benefit of Hamill and the Company, and is not intended to create an employee benefit plan or to modify the term of existing plans.


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                  9.   Parachute Limitation:
                       ---------------------

                       A. If the payments and benefits Hamill is entitled to under this Agreement and all other contracts, arrangements, or programs upon a change in control shall, in the aggregate, exceed the maximum amount that may be paid to Hamill without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors (the "280G Ceiling"), then the cash amounts paid to Hamill shall be increased to the extent necessary to compensate Hamill for all excise taxes resulting from exceeding the 280G Ceiling, and all income and other taxes due on such increased amounts, until Hamill has received all amounts he would have received if no excise taxes were due under the 280G Ceiling.

                       B. Although the Company does not believe it possible under the terms of this Agreement, if the payments and benefits Hamill would be entitled to receive upon a termination would exceed the 280G Ceiling and there has been no change in control, Hamill's benefits shall be cut back in the priority order designated by Hamill or, if Hamill fails promptly to designate an order, in the priority order designated by the Company, to an amount $1 less than the 280G Ceiling. If an amount in excess of the limit set forth in this
Section is paid to Hamill and there has been no change in control, Hamill must repay the excess amount to the Company upon demand. Hamill and the Company agree reasonably to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Hamill receives.

                  10. Assignment: This Agreement may not be assigned by Hamill, but may be assigned by the Company to any successor in interest to its business. In the event the Company does not survive any merger, acquisition, or other reorganization, it shall make a reasonable effort to obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption shall not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its other obligations under this Agreement. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Hamill's heirs, executors, administrators, and legal representatives.

                  11. Notices: All notices required by this Agreement may be delivered by first class mail at the following addresses:

        To the Company:               Hycor Biomedical Inc.
                                      18800 Von Karman Avenue
                                      Irvine, California 92715

               To Hamill:             Richard D. Hamill
                                      22686 Ledana
                                      Mission Viejo, California 92691

                  12. Amendment. This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

                  13. Choice Of Law: This Agreement shall be governed by the laws of the State of California.

                  14. Partial Invalidity: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.


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                  15. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

                  16. Complete Agreement: This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements, including Hamill's previous employment contracts, which shall have no further force and effect.

"Hamill"                                     "Company"

RICHARD D. HAMILL                            HYCOR BIOMEDICAL INC.

______________________________               By:______________________________
                                             Name:___________________________
Dated:________________________               Dated:___________________________


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                                    EXHIBIT A

                       CALIFORNIA LABOR CODE SECTION 2870

                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RENTS

        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

               (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.


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